Exhibit 99.1

      Cohesant Technologies Reports Record Sales For the Fourth Quarter and
                      Fiscal Year Ended November 30, 2006

     INDIANAPOLIS--(BUSINESS WIRE)--Dec. 22, 2006--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales for the fourth quarter and fiscal year ended November 30, 2006.

     For the fiscal year ended November 30, 2006, consolidated net sales increased 19.6% to $26,543,175 from $22,197,702 realized in the 2005 period. Equipment and Parts sales increased 9.1%, while Coatings' sales decreased 4.9%. The Company had consolidated net income of $1,577,157, a decrease of 3.1% from the $1,628,179 earned in the prior year period. On a fully diluted per share basis, net income was $.48 for fiscal 2006 compared to $.57 last year.

     For the quarter ending November 30, 2006, consolidated net sales increased 4.6% to $6,914,425 from $6,612,956 realized in the fourth quarter of fiscal 2005. Equipment and Parts sales were up 14.4% when compared to the prior year fourth quarter, while sales of Coatings decreased 13.3% from the prior period, due primarily to weakness in business of the Raven Lining Systems division of CIPAR. The Company had fourth quarter consolidated net income of $316,258, a decrease of 40.6% below the $532,314 earned in the comparable period. On a fully diluted per share basis, net income was $.10 in the 2006 period compared to $.17 in the 2005 quarter.

     Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "GlasCraft had an excellent year in 2006. Sales were up 8.2% and pre-tax income was up 9.2%. The addition, early this year, of Michael Ruby as VP of Sales and Marketing and the investments by GlasCraft in product development are beginning to pay dividends."

     The Rehabilitation Services division also had a strong year. The Company generated $4,255,588 of Rehabilitation revenue and $276,139 of Licensee revenue in the fiscal 2006 period compared to $1,114,865 in Rehabilitation revenue and $83,646 in Licensee revenue in the 2005 period. The Company generated $865,457 of Rehabilitation revenue and $142,667 of Licensee revenue in the fourth quarter of fiscal 2006 compared to $954,235 Rehabilitation revenue and $43,805 of Licensee revenue in the 2005 quarter. Rehabilitation revenue is comprised of revenues from the renewal and replacement of plumbing lines and is conducted by the Company's Rehabilitation Services division, the operations of which were acquired in the CuraFlo acquisition in August 2005. Licensee revenue is comprised of license fees, equipment rental as well as other value added services.

     Mr. Wheeler added, "Together GlasCraft and the Rehabilitation Services division helped propel Cohesant above $25MM in sales for the first time in its history. Unfortunately the strength of these two components of our business were offset by continued weakness in our Raven division and by costs related to the reconfiguration of the CuraFlo Dealership program. Raven recently hired a new VP of Sales and Marketing and we are hopeful that, together with Raven's newly appointed President Joanne Hughes, the Raven team can reverse this recent downtrend in sales. In addition, during 2006 and accelerating in the 4th Quarter, we incurred significant expenses to rethink the structure of the CuraFlo Dealership network and to integrate the Triton Spincast System into that offering. These efforts are nearly complete and we are hopeful that this investment will begin to pay off in the latter part of 2007. "

     Cohesant Technologies Inc., based in Indianapolis, Indiana is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure, the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment and the design, development, manufacture and sale of specialty coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, GlasCraft, Guardian, Probler and Raven.


                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                Three Months Ended Three Months Ended
                                November 30, 2006   November 30, 2005
----------------------------------------------------------------------
Net sales                               $6,914,425         $6,612,956

Income before income taxes                 511,827            755,401

Net income                                $316,258           $532,314

Net income per share basic and
 diluted                                     $0.10              $0.17

Average number of common shares
 outstanding:
   Basic                                 3,190,145          3,118,434
   Diluted                               3,286,716          3,202,328

                               ---------------------------------------
                               Twelve Months Ended Twelve Months Ended
                                November 30, 2006   November 30, 2005
----------------------------------------------------------------------
Net sales                              $26,543,175        $22,197,702

Income before income taxes               2,545,536          2,526,827

Net income                              $1,577,157         $1,628,179

Net income per share
   Basic                                     $0.50              $0.58
   Diluted                                   $0.48              $0.57

Average number of common shares
 outstanding
   Basic                                 3,148,986          2,784,810
   Diluted                               3,268,543          2,879,598


     Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo and Triton acquisitions and the Company's ability to expand its licensing and rehabilitation business.


     CONTACT: Cohesant Technologies Inc.
              Morris H. Wheeler, President & Chief Executive Officer,
              317 871-7611